As filed with the U.S. Securities and Exchange Commission on November 19, 2021.
Registration No. 333-260889
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Blue Ocean Acquisition Corp
(Exact name of registrant as specified in its charter)
Cayman Islands	6770	98-1593951
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2 Wisconsin Circle,
7th Floor
Chevy Chase, MD 20815
(240) 235-5049
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Marcus Brauchli
Chairman
c/o Blue Ocean Acquisition Corp
2 Wisconsin Circle,
7th Floor
Chevy Chase, MD 20815
(240) 235-5049
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Samir A. Gandhi, Esq. Jon W. Daly, Esq. Kenny S. Terrero, Esq. Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Tel: (212) 839-5300	Curtis L. Mo, Esq. Jeffrey C. Selman, Esq. DLA Piper LLP (US) 2000 University Avenue East Palo Alto, CA 94303 Tel: (650) 833-2000
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value per share, and one-half of one redeemable warrant(2)	17,250,000 Units	$10.00	$172,500,000	$15,990.75
Class A ordinary shares included as part of the units(3)	17,250,000 Shares	—	—	—(4)
Redeemable warrants included as part of the units(3)	8,625,000 Warrants	—	—	—(4)
Total			$172,500,000	$15,990.75(5)
(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(2)
Includes 2,250,000 units, consisting of 2,250,000 Class A ordinary shares and 1,125,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.

(3)
Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.
(5)	Previously paid.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Blue Ocean Acquisition Corp is filing this Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-260889) as an exhibits only filing to file the exhibits indicated in Item 16 in the index to the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:
SEC expenses	$15,991
FINRA expenses	26,375
Accounting fees and expenses	75,000
Printing and engraving expenses	35,000
Nasdaq listing and filing fees	75,000
Legal fees and expenses	350,000
Miscellaneous	50,000
Total	$627,366
Item 14.	Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We will enter into indemnity agreements with each of our officers and directors, a form of which is to be filed as an exhibit to this Registration Statement. These agreements will require us to indemnify these individuals to the fullest extent permitted under laws of the Cayman Islands and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the underwriter and the underwriter has agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.
Item 15.	Recent Sales of Unregistered Securities.
On April 7, 2021, we issued an aggregate of 4,312,500 founder shares, or approximately $0.006 per share, to Blue Ocean Sponsor LLC, our sponsor (up to 562,500 of which will be surrendered to us by our sponsor for no consideration after the closing of this offering depending on the extent to which the underwriter’s over-allotment option is exercised). Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The total number of Class B ordinary shares outstanding after this offering and the expiration of the underwriter’s over-allotment option will equal 20% of the total number of Class A ordinary shares and Class B ordinary shares outstanding at such time. The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination, or earlier at the option of the holder thereof, on a one-for-one basis, subject to adjustment, as described in this prospectus. If we increase or decrease the size of this offering, we will effect a share capitalization or a share repurchase or redemption or other appropriate mechanism, as applicable, with respect to our Class B ordinary shares immediately prior to the consummation of this offering in such amount as to maintain the number of founder shares, on an as-converted basis, at 20% of the total number of Class A ordinary shares and Class B ordinary shares outstanding at such time (assuming the underwriter exercises its over-allotment option in full).
Our sponsor and Apollo have committed, pursuant to separate written agreements, to purchase an aggregate of 7,750,000 private placement warrants (or 8,650,000 if the underwriter’s over-allotment option is exercised in full), each exercisable to purchase one ordinary share at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant ($7,750,000 in the aggregate or $8,650,000 if the underwriter’s over-allotment option is exercised in full), in a private placement that will close simultaneously with the closing of this offering. Our sponsor will purchase 7,650,000 private placement warrants (or 8,550,000 warrants if the Underwriter’s over-allotment option is exercised in full) and Apollo will purchase 100,000 warrants. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
In the event that our sponsor deems it necessary in order to facilitate our initial business combination for the sponsor to forfeit, transfer, exchange or amend the terms of all or any portion of the private placement warrants or to enter into any other arrangements with respect to the private placement warrants (including, without limitation, a transfer of the sponsor’s membership interests representing an interest in the private placement warrants) to facilitate the consummation of such business combination, such change shall apply pro rata to Apollo and our sponsor based on the relative number of private placement warrants held by each. By way of example, in the event 50% of the sponsor’s private placement warrants are forfeited or transferred by the sponsor as part of such business combination, Apollo shall forfeit or transfer 50% of its private placement warrants on substantially the same terms and conditions as the sponsor, in which case the reduction shall equal 50% of the private placement warrants held by Apollo at such time.
No underwriting discounts or commissions were paid with respect to such sales.
Item 16.	Exhibits and Financial Statement Schedules.
(a) Exhibits. The list of exhibits preceding the signature page of this registration statement is incorporated herein by reference.
Exhibit	Description
1.1	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association
3.4	Form of Amended and Restated Memorandum and Articles of Association
4.1	Specimen Unit Certificate
4.2	Specimen Ordinary Share Certificate
4.3	Specimen Warrant Certificate
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant
5.1	Opinion of Maples and Calder (Cayman) LLP
5.2	Opinion of Sidley Austin LLP
10.1	Form of Letter Agreement among the Registrant and its officers, directors, director nominees and Blue Ocean Sponsor LLC and Apollo SPAC Fund I, L.P.
10.2*	Promissory Note, dated April 5, 2021 issued to Blue Ocean Sponsor LLC
10.3	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant
10.4	Form of Registration Rights Agreement among the Registrant and certain security holders

Exhibit	Description
10.6	Form of Private Placement Warrants Purchase Agreement between the Registrant and Blue Ocean Sponsor LLC
10.7	Form of Indemnity Agreement
10.8*	Securities Subscription Agreement, dated as of April 6, 2021, between the Registrant and Blue Ocean Sponsor LLC
10.9*	Securities Subscription Agreement, dated as of October 28, 2021, by and among the Registrant, Blue Ocean Sponsor LLC and Apollo SPAC Fund I, L.P.
10.10	Form of Administrative Support Agreement between the Registrant and Blue Ocean Sponsor LLC
14.1	Form of Code of Ethics
23.1*	Consent of Marcum LLP
23.2	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1)
23.3	Consent of Sidley Austin LLP (included in Exhibit 5.2)
24.1*	Power of Attorney (included on signature page to the initial filing of this Registration Statement)
99.1	Form of Audit Committee Charter
99.2	Form of Compensation Committee Charter
99.3*	Consent of Norman Pearlstine
99.4*	Consent of Joel Motley
99.5*	Consent of Matt Goldberg
99.6*	Consent of Priscilla Han
99.7*	Consent of Dale Mathias
99.8*	Consent of Sean Glodek
*	Previously filed.
(b) Financial Statements. See page F-1 of the Registration Statement for an index to the financial statements and schedules included in the registration statement.
Item 17.	Undertakings.
(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c) The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of November, 2021.
Blue Ocean Acquisition Corp

By:	/s/ Paul Bascobert
Paul Bascobert Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Position	Date

*	Chairman	November 19, 2021
Marcus Brauchli

/s/ Paul Bascobert	Chief Executive Officer (Principal Executive Officer)	November 19, 2021
Paul Bascobert

*	Chief Financial Officer (Principal Financial and Accounting Officer)	November 19, 2021
Ankur Manglik
* By:	/s/ Paul Bascobert
Paul Bascobert Attorney-in-fact